EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 16, 2018 (except for Note 14 as to which the date is October 23, 2018),  with respect to the consolidated financial statements of YETI Holdings, Inc. contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 14  to the financial statements.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

October 23, 2018